Released on April 21, 2010, at 4:48 P.M. by PR Newswire	Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Martha Fleming
(404) 240-1504
MILLARD CHOATE ELECTED TO FIDELITY BANK BOARD
     ATLANTA, GA. (April 21, 2010) – Fidelity Southern Corporation (NASDAQ: LION) announced today that its subsidiary, Fidelity Bank, elected Millard Choate to the Bank’s Board of Directors on April 20, 2010.
     Choate is a graduate of Father Ryan High School and Vanderbilt University (1974), both in Nashville, Tennessee. His BA degrees are in Economics and Business.
     Choate Construction Company was started in 1989 in the basement of Choate’s home. The firm currently has division offices in Atlanta, Savannah, Charlotte, Raleigh, and Charleston. Choate Construction today is one of the largest commercial construction and interior construction firms in the country.
     Millard Choate was chosen Entrepreneur of the Year and Cystic Fibrosis Volunteer of the Year. He is active in several organizations including Cystic Fibrosis Foundation, Special Olympics Georgia, and Homestretch. He is a member of Roswell Presbyterian Church, Atlanta Rotary, various chambers of commerce, and several business organizations.
     James B. Miller, Jr., Chairman, said: “Millard has an unusually broad perspective and we look forward to the value he will bring to the Bank.”
     Fidelity Southern Corporation, through its operating subsidiary, Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA and mortgage loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.